UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                              (Amendment No. 27)*

                              THE OHIO ART COMPANY
                                (Name of Issuer)


 _________________________________Common Stock________________________________
                          (Title of Class of Securities)

                                  677143 10 9
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




















                                 1 of 10 Pages

                                 SCHEDULE 13G

CUSIP No.  677143 10 9
______________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              W. C. Killgallon
              Soc. Sec. No. ###-##-####
______________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b)/X/
______________________________________________________________________________
3     SEC USE ONLY

______________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

              U. S. A.
______________________________________________________________________________
                        5     SOLE VOTING POWER
   NUMBER OF
                              80,662
    SHARES              ______________________________________________________
                        6     SHARED VOTING POWER
 BENEFICIALLY
                              NONE
   OWNED BY             ______________________________________________________
                        7     SOLE DISPOSITIVE POWER
     EACH
                              80,662
   REPORTING            ______________________________________________________
                        8     SHARED DISPOSITIVE POWER
  PERSON WITH
                              NONE
______________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              80,662
______________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                 / /
______________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               9.04
______________________________________________________________________________
12    TYPE OF REPORTING PERSON*

                               IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 2 of 10 Pages

                                 SCHEDULE 13G

CUSIP No.  677143 10 9
______________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              William Carpenter Killgallon
              Soc. Sec. No. ###-##-####
______________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/
______________________________________________________________________________
3     SEC USE ONLY

______________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

              U. S. A.
______________________________________________________________________________
                        5     SOLE VOTING POWER
   NUMBER OF
                              128,013
    SHARES              ______________________________________________________
                        6     SHARED VOTING POWER
 BENEFICIALLY
                              NONE
   OWNED BY             ______________________________________________________
                        7     SOLE DISPOSITIVE POWER
     EACH
                              122,656
   REPORTING            ______________________________________________________
                        8     SHARED DISPOSITIVE POWER
  PERSON WITH
                                67,329
______________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               128,013
______________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                 /X/
______________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                 14.35%
______________________________________________________________________________
12    TYPE OF REPORTING PERSON*

                               IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 3 of 10 Pages

                                 SCHEDULE 13G

CUSIP No.  677143 10 9
______________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Martin Lawrence Killgallon,II
              Soc. Sec. No. ###-##-####
______________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/
______________________________________________________________________________
3     SEC USE ONLY

______________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

              U. S. A.
______________________________________________________________________________
                        5     SOLE VOTING POWER
   NUMBER OF
                              206,192
    SHARES              ______________________________________________________
                        6     SHARED VOTING POWER
 BENEFICIALLY
                              NONE
   OWNED BY             ______________________________________________________
                        7     SOLE DISPOSITIVE POWER
     EACH
                              201,006
   REPORTING            ______________________________________________________
                        8     SHARED DISPOSITIVE POWER
  PERSON WITH
                               67,329
______________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              206,192
______________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                 /X/
______________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                23.11%
______________________________________________________________________________
12    TYPE OF REPORTING PERSON*

                               IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 4 of 10 Pages

                                 SCHEDULE 13G

CUSIP No. 677143 10 9
______________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Ruth K. Gilbert
              Soc. Sec. No. ###-##-####
______________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/
______________________________________________________________________________
3     SEC USE ONLY

______________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

              U. S. A
______________________________________________________________________________
                        5     SOLE VOTING POWER
   NUMBER OF
                              33,892
    SHARES              ______________________________________________________
                        6     SHARED VOTING POWER
 BENEFICIALLY
                              NONE
   OWNED BY             ______________________________________________________
                        7     SOLE DISPOSITIVE POWER
     EACH
                              33,892
   REPORTING            ______________________________________________________
                        8     SHARED DISPOSITIVE POWER
  PERSON WITH
                               NONE
______________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               33,892
______________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                 / /
______________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                 3.80
______________________________________________________________________________
12    TYPE OF REPORTING PERSON*

                                  IN
______________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 5 of 10 Pages

                                 SCHEDULE 13G

CUSIP No. 677143 10 9
______________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Katherine K. Michelsen
              Soc. Sec. No. ###-##-####
______________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/
______________________________________________________________________________
3     SEC USE ONLY

______________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

              U. S. A.
______________________________________________________________________________
                        5     SOLE VOTING POWER
   NUMBER OF
                              29,498
    SHARES              ______________________________________________________
                        6     SHARED VOTING POWER
 BENEFICIALLY
                               NONE
   OWNED BY             ______________________________________________________
                        7     SOLE DISPOSITIVE POWER
     EACH
                               29,498
   REPORTING            ______________________________________________________
                        8     SHARED DISPOSITIVE POWER
  PERSON WITH
                               NONE
______________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                29,498
______________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                 / /
______________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                 3.30
______________________________________________________________________________
12    TYPE OF REPORTING PERSON*

                                  IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 6 of 10 Pages

Item 1(a)  Name of Issuer:

           The Ohio Art Company


Item 1(b)  Address of Issuer's Principal Executive Offices:

           P.O. Box 111
           Bryan, OH 43506


Item 2(a)  Name of Each of the Persons Filing this Statement:

           W. C. Killgallon                        Ruth K. Gilbert
           William Carpenter Killgallon            Katherine K. Michelsen
           Martin Lawrence Killgallon, II


Item 2(b) Address of the Principal Business Office of Each of the Persons Filing this Statement:

           P.O. Box 111
           Bryan, OH 43506


Item 2(c)  Citizenship:

           Each person filing this statement is a citizen of the United States


Item 2(d)  Title of Class of Securities:

           Common Stock


Item 2(e)  CUSIP Number:

           677143 10 9


Item 3.    Not Applicable.














                                 7 of 10 Pages

Item 4.  Ownership:

                                                          c) Number of shares as to which such person has:
                                                          ------------------------------------------------------
                                                           (i)           (ii)          (iii)            (iv)
                                                           Sole         Shared       Sole Power     Shared Power
                                    (a)         (b)        Power        Power        to Dispose     to Dispose
                                   Amount                  to Vote      to Vote      or to          or to
                                   Benefi-     Percent     or to        or to        Direct the     Direct the
                                   cially        of        Direct       Direct       Disposition    Disposition
                                   Owned       Class       the Vote     the Vote         of             of
                                   -------     -------     --------     --------     ----------     ------------
                                   80,662       9.04        80,662       None         80,662           None
W. C. Killgallon                    (1)


William Carpenter Killgallon       128,013     14.35       128,013       None        122,656           67,329
                                    (2)                       (4)                                       (5)

Martin Lawrence Killgallon,II      206,192     23.11       206,192       None        201,006           67,329
                                    (3)                       (4)                                       (5)

Ruth K. Gilbert                     33,892      3.80        33,892       None         33,892           None


Katherine K. Michelsen              29,498      3.30        29,498       None         29,498           None










                                                  8 of 10 Pages

(1) Includes 6,200 shares owned by Killgallon Foundation of which W. C. Killgallon is an officer and director, as to which beneficial ownership is disclaimed.

(2) Does not include 3,550 shares owned by wife nor 66,900 shares held in trust by wife for sons and daughters. Does not include 6,200 shares owned by Killgallon Foundation of which William Carpenter Killgallon is an officer and director. These 6,200 shares are included in the Form 4 of
     W. C. Killgallon.


(3) Includes 48,010 shares held for children of Martin Lawrence Killgallon, II, as to which beneficial ownership is disclaimed, but does not include l,129 shares owned by wife. Does not include 6,200 shares owned by Killgallon Foundation of which Martin Lawrence Killgallon, II is an officer and director. These 6,200 shares are included in the Form 4 of
     W. C. Killgallon.

(4) 5,357 of these shares are held for William C. Killgallon's account in the company's ESOP and 5,186 of these shares are held for M. L. Killgallon, II's account in the company's ESOP.

(5) These shares reflect allocated and unallocated shares held in the ESOP as to which William C. Killgallon and Martin L. Killgallon, II, as trustees and members of the Plan Committee have shared investment. Messrs. Killgallon disclaim beneficial ownership of all of these shares other than those allocated to their respective accounts.


Item 5.  Ownership of Five Percent or Less of a Class:  Not applicable


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

     The children of Martin Lawrence Killgallon, II have the right to receive the income and proceeds from 48,010 shares held for them. The Killgallon Foundation has the right to receive the income and proceeds from 6,200 shares reported herein as beneficially owned by W. C. Killgallon.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: Not applicable.


Item 8.  Identification and Classification of Member of the Group:

     W. C. Killgallon is the father of William Carpenter Killgallon, Martin Lawrence Killgallon, II, Ruth K. Gilbert, and Katherine K. Michelsen. The affairs of The Ohio Art Company are from time to time discussed by the family members, but each party hereto has sole control of the shares listed herein as owned by such party and disclaims being a member of a "group" within the meaning of Section 13 of the Securities and Exchange Act.

                                 9 of 10 Pages

Item 9.  Notice of Dissolution of Group:  Not applicable


Item 10.  Certification:

                                  SIGNATURE



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

     Each of the undersigned hereby constitutes and appoints M. L. Killgallon, II and William Carpenter Killgallon and each of them, their true and lawful agent and attorney-in-fact, for them and in their name, place, and stead in any and all capacities to sign, file, and deliver any amendment or papers supplemental to the Schedule 13G relating to The Ohio Art Company previously filed by the undersigned with the Securities and Exchange Commission, including all exhibits thereto, as fully to all intents and purposes as they might do in person, and thereby ratify and confirm all that said agent and attorney-in-fact may lawfully do or cause to be done by virtue of such constitution and appointment.

Dated:  February 9, 1998


                                                    /s/ W. C. Killgallon
                                                    --------------------------
                                                        W. C. Killgallon


                                            /s/ William Carpenter Killgallon
                                              -------------------------------
                                                William Carpenter Killgallon


                                                    /s/ Ruth K. Gilbert
                                                    --------------------------
                                                        Ruth K. Gilbert


                                                  /s/ Katherine K. Michelsen
                                                    --------------------------
                                                      Katherine K. Michelsen


                                                 /s/ Martin L. Killgallon,II
                                                   ---------------------------
                                                     Martin L. Killgallon,II



Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations.  (See 18 U.S.C. 1001)


                                10 of 10 Pages